EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form 10-K of our report dated March 31, 2026, relating to the financial statements of Patriot National Bancorp, Inc. as of and for the year ended December 31, 2025, included in Patriot National Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026.

/s/ BAKER TILLY US, LLP

New York, New York